Exhibit 99.1

Contact:	Tiana Gorham
Biopure Corporation
(617) 234-6826
IR@biopure.com

FOR IMMEDIATE RELEASE

BIOPURE ANNOUNCES 2008 THIRD QUARTER FINANCIAL RESULTS

CAMBRIDGE, Mass., August 21, 2008 – Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the third fiscal quarter ended July 31, 2008. For the quarter, the company reported a net loss of $4.6 million, or $0.13 per common share, compared with a net loss of $6.4 million, or $0.41 per common share, for the corresponding period in 2007. Class A common shares outstanding on July 31, 2008 and 2007 were 37,340,051 and 15,592,025, respectively.

Revenues

Total revenues for the third fiscal quarter of 2008 were $708,000, or 29% higher than revenues of $550,000 for the same period in fiscal 2007. The increase is attributable to sales and royalties on sales of the company’s veterinary product Oxyglobin totaling $643,000 in revenue versus $470,000 in Oxyglobin revenues in the third quarter of 2007. The increase in Oxyglobin revenues results from higher unit sales. As previously announced, in the third fiscal quarter of 2008 the Company appointed an exclusive distributor for Oxyglobin in the U.S. This distributor buys product for its inventory upon shipment by the Company and pays royalties in negotiated amounts. Previously the Company sold directly to veterinarians.

Hemopure sales decreased to $46,000 during the third fiscal quarter of 2008 from $58,000 in the third quarter of 2007 and $89,000 in the second quarter of 2008. The clinical use of the product in South Africa has been without serious adverse effects caused by Hemopure. However, sales have declined because of a meta-analysis published in the April 2008 Journal of the American Medical Association, which reached negative conclusions about hemoglobin-based oxygen carriers (HBOCs) as a class of products. Some of the article’s authors also corresponded with regulatory authorities disparaging Hemopure. Notwithstanding the absence in clinical use of the adverse effects for HBOCs noted by the authors, citing the article, one South African state recommended against using Hemopure and an insurer suspended coverage of the product. The Company is in discussions with health agencies in South Africa and other countries to respond to their concerns.

Cost of revenues was $2.4 million for the third fiscal quarter of 2008, compared to $3.1 million for the same period in 2007. Cost of revenues includes costs of both Oxyglobin and Hemopure. Hemopure cost of revenues, consisting primarily of the allocation of unabsorbed fixed manufacturing costs, was $1.6 million for the third fiscal quarter of 2008 compared to $2.5 million for the same period in 2007. During the third fiscal quarter of 2008 the Company took measures to reduce its cash burn, including a 58% workforce reduction, cutting facilities maintenance costs and curtailment of manufacturing. Oxyglobin cost of revenues was $747,000 for the third fiscal quarter of 2008 compared to $636,000 for the same period in 2007 due mostly to the increase in unit sales mentioned above, partially offset by the cost reductions.

Expenses

Research and development expenses were $914,000 for the third fiscal quarter of 2008 compared to $1.6 million for the same period in 2007. During the third fiscal quarter of 2008 spending on clinical and preclinical trials decreased by $313,000, consulting and outside services decreased by $178,000 and salaries decreased by $111,000 compared to the same period in 2007.

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Sales and marketing expenses decreased to $232,000 for the third quarter of fiscal 2008, from $341,000 for the same period in 2007. During fiscal 2007 the Company spent $84,000 in market research for the U.K.

General and administrative expenses were $1.8 million for the third fiscal quarter of 2008 compared to $2.1 million for the same period in 2007. Insurance premiums, travel expenses and audit fees decreased during the third fiscal quarter of 2008 compared to the same period in 2007. Compensation expense, including salaries and equity compensation, decreased during the third fiscal quarter of 2008 compared to the same period in 2007 but were offset by a one-time severance charge of $249,000 related to the reduction in force.

Financial Condition

At July 31, 2008, Biopure had $1.7 million in cash on hand. During the third fiscal quarter the Company signed an agreement with purchasers for a private placement of its common stock and warrants. Under this agreement, the Company had raised $800,000 as of July 31, 2008, raised $400,000 in August and expects to raise an additional $1.1 million over the next three months, subject to certain conditions, including a requirement that the Company raise additional funds before September 30, 2008.

Recent Developments

Clinical

Both Biopure and the Naval Medical Research Center (NMRC) continue to be in discussions with the Food and Drug Administration (FDA) for proposed clinical trials. The trial in discussion between Biopure and the FDA is a small trial for patients with acute myelogenous leukemia (AML) who refuse transfusion with blood components and therefore cannot currently undergo induction chemotherapy, which depletes oxygen-carrying capacity. FDA, as previously reported, has indicated that this could be a pivotal trial, which means that Hemopure might seek a registration for this narrow, yet significant, indication before other applications. The protocol is being drafted by Biopure scientists and by outside experts in this field.

NMRC continues to be in discussion with the FDA regarding two trials under consideration, both of which would be for pre-hospital resuscitation of patients with severe traumatic hemorrhagic shock. Originally, NMRC sought approval for a study entitled “Restore Effective SUrvival in Shock” (RESUS) to be conducted in the U.S. with community notification and the right to opt out rather than individual patient consent. The NMRC has proposed subsequently a similar protocol for military casualties in the field called Op RESUS with subjects who would sign an informed consent prospectively.

The Company postponed the meeting we had planned to request for July 2008 with the Medicines and Healthcare products Regulatory Agency (MHRA) of the United Kingdom on the Company’s pending application for marketing authorization for Hemopure. The Company decided to apply its limited resources to the submission of the AML protocol and working with the FDA. As previously noted, FDA and the MHRA have communicated about Hemopure.

BPAC Meeting

On September 11, 2008, Biopure is scheduled to deliver a brief presentation on Hemopure and its safety and efficacy at the Blood Products Advisory Committee meeting at the FDA. The meeting agenda includes a review of the workshop on hemoglobin based oxygen carriers held at the National Institutes of Health in Bethesda, Maryland on April 29 and 30, 2008.

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Publications

The journal Expert Opinion Biological Therapeutics has published a Drug Evaluation focused on HBOC-201, authored by Jonathan S. Jahr, M.D, et al, of the David Geffen School of Medicine at UCLA, Department of Anesthesia. The article, appearing in the September 2008 issue of the journal, is entitled, “HBOC-201, hemoglobin glutamer-250 (bovine), Hemopure (Biopure Corporation). Dr. Jahr was a principal investigator in Biopure’s pivotal trial in orthopedic surgery patients and co-author of a June 2008 Journal of Trauma article that presented the data from that trial. The Expert Opinion article concludes that; “While HBOC-201 may not replace allogenic blood transfusions, it may serve to allow critically ill patients to be resuscitated in the field or hospital setting until either regeneration of red cell occurs or a transfusion is available.” Additionally, the article states that other indications for HBOC-201 might be explored. The method used by the authors is a literature review using PubMed listed publications and official product websites.

Biopure Corporation

Biopure Corporation develops, manufactures and markets pharmaceuticals, called oxygen therapeutics that are intravenously administered to deliver oxygen to the body’s tissues. Hemopure® [hemoglobin glutamer - 250 (bovine)], or HBOC-201, is approved for sale in South Africa for the treatment of surgical patients who are acutely anemic. The Company is developing Hemopure for other indications and is supporting the U.S. Navy’s government-funded efforts to develop a potential out-of-hospital trauma indication. Biopure’s veterinary product Oxyglobin® [hemoglobin glutamer - 200 (bovine)], or HBOC-301, the only oxygen therapeutic approved for marketing by both the U.S. Food and Drug Administration and the European Commission, is indicated for the treatment of anemia in dogs. Biopure has sold approximately 200,000 units of Oxyglobin since its launch.

Statements in this release that are not strictly historical are forward-looking statements, including any statements implying that any clinical trial will be initiated and/or carried out to completion or that study results will be as desired, and any statements that might imply that Hemopure may receive marketing approval in any jurisdictions other than South Africa or for a trauma indication anywhere. Actual results and their timing may differ materially from those projected in these forward-looking statements due to risks and uncertainties. These risks include, without limitation, uncertainties regarding the company’s financial position, including its limited cash resources and need to raise additional capital to pursue its business, the company’s ability to satisfactorily address the issues raised in the MHRA correspondence or additional issues raised at a later date, unexpected costs and expenses, delays and adverse determinations by regulatory authorities, unanticipated problems with the product’s commercial use, whether or not product related, and with product distributors, sales agents or other third parties, delays in clinical trials, and the other factors identified under the heading “Risk Factors” in the Company’s quarterly report on Form 10-Q filed on June 16, 2008, as amended on June 18, 2008, which can be accessed in the EDGAR database at the U.S. Securities and Exchange Commission’s (SEC) website, http://www.sec.gov. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of the company’s operations and financial condition can be found in the company’s filings with the SEC.

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BIOPURE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended July 31		Nine Months Ended July 31
	2008	2007	2008	2007
Total revenues	$708	$550	$2,183	$1,763
Cost of revenues	2,362	3,089	6,963	9,026

Gross loss	(1,654)	(2,539)	(4,780)	(7,263)
Operating expenses:
Research and development	914	1,618	4,157	5,397
Sales and marketing	232	341	960	1,099
General and administrative	1,849	2,107	5,795	6,356

Total operating expenses	2,995	4,066	10,912	12,861

Loss from operations	(4,649)	(6,605)	(15,692)	(20,124)
Other income, net	53	157	438	528

Net loss	$(4,596)	$(6,448)	$(15,254)	$(19,596)

Basic and diluted net loss per common share	$(0.13)	$(0.41)	$(0.44)	$(1.33)

Weighted-average common shares outstanding	35,602	15,591	34,829	14,693

The net loss per common share for the three and nine month periods ended July 31, 2007 has been adjusted to reflect the one-for-five reverse split that took effect on October 2, 2007.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	July 31, 2008	October 31, 2007
Assets
Total current assets	$5,918	$5,253
Net property and equipment	7,199	8,398
Other assets	610	599

Total assets	$13,727	$14,250

Liabilities and stockholders’ equity
Total current liabilities	$2,176	$3,368
Deferred revenue, net of current portion	1,177	1,177
Other long term liabilities	—	41

Total liabilities	3,353	4,586
Total stockholders’ equity	10,374	9,664

Total liabilities and stockholders’ equity	$13,727	$14,250